SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 31, 2016
________________________________

A-MARK PRECIOUS METALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	11-2464169
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

429 Santa Monica Blvd. Suite 230 Santa Monica, CA (Address of principal executive offices)	90401 (Zip code)

Registrant’s telephone number, including area code:  (310) 587-1477
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
On August 31, 2016, A-Mark Precious Metals, Inc. (the "Company"), through a joint venture, acquired a 55% interest in the SilverTowne Mint (the “Mint”), an Indiana-based producer of minted silver products. The aggregate amount of the Company’s investment was $4.22 million, consisting of: $3,670,000 for the acquired assets, $250,000 for the purchase of the real property where the Mint’s physical facility is located, and $300,000 in working capital. Of the purchase price, $3.72M was paid at closing and the balance of $500,000 was represented by a promissory note, due and payable one year following the closing.  The seller of the Mint is also entitled to an earn-out over three years, with up to $1.0 million payable each year based on the achievement of specified performance and production thresholds.  At the closing, the joint venture entered into (a) an exclusive distribution agreement with the Company with respect to the silver products produced by the Mint, and (b) a supply agreement with Asahi Refining to provide all refined silver products needed by the Mint in the conduct of its business.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers: Compensatory Arrangements of Certain Officers
On September 7, 2016, the Company appointed Thor Gjerdrum, currently A-Mark’s Chief Operating Officer and Executive Vice President, to the position of President. Mr. Gjerdrum has served in executive capacities with A-Mark since 2002, having become Chief Operating Officer and Executive Vice President in 2014.

On September 7, 2016, A-Mark also appointed David Madge, who has served as A-Mark’s President since September 2011, to the position of Chief Marketing Officer.

In connection with the promotion of Mr. Gjerdrum, A-Mark has entered into a new employment agreement with him. Mr. Gjerdrum’s previous employment agreement expired on June 30, 2016. The new employment agreement, effective as of July 1, 2016, contains the following key terms:

•	The term of the agreement extends from July 1, 2016 through June 30, 2019, with the appointment to the office of President effective at September 7, 2016.

•	First year salary will be $450,000, with annual increases of $25,000 in each of the second and third years.

•
The President will have an annual incentive opportunity to earn an amount equal to 75% of salary by achieving target performance, with the Compensation Committee permitted to pay lesser amounts for achievement of specified threshold performance levels and greater amounts, up to 125% of the target amounts, for above-target performance levels.

•
Performance goals for the annual incentive will be based 50% on achievement of annual goals tied to the level of pre-tax profits (as defined) and 50% based on achievement of other qualitative and quantitative goals as determined by the Compensation Committee each year. The annual incentive award will permit the Compensation Committee to exercise discretion in determining the final payout in certain cases, but only if a “gate-keeper” performance goal is met so that the award potentially can qualify for tax deductibility under Internal Revenue Code Section 162(m).

•
Under the new agreement, upon signing, the President was granted stock options covering 100,000 shares of A-Mark common stock. The options are non-qualified stock options with a maximum term of ten years. One-third of the stock options will be exercisable at the greater of $17.25 per share or the closing price per share on the grant date. Two-thirds of the stock options have a premium exercise price of $20.00 per share. The options will vest 33.3% for each completed fiscal year of employment, subject to accelerated vesting in specified circumstances.

•	Benefits under the new agreement will be similar to those under Mr. Gjerdrum’s previous employment agreement, which expired June 30, 2016.

•
Payments and benefits upon termination of employment are similar to those provided under the previous employment agreement. Severance payable upon a termination by A-Mark not for Cause or termination by the President for Good Reason will be one year of salary continuation.

Item 9.01. Exhibits
(d) Exhibits:

Exhibit	Description
10.1	Employment Agreement, executed September 7, 2016, between A-Mark Precious Metals, Inc. and Thor Gjerdrum.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 7, 2016

A-MARK PRECIOUS METALS, INC.

By:    /s/ Carol Meltzer
Name:    Carol Meltzer
Title:    General Counsel and Secretary